Exhibit 99.2

Ratio of Earnings to Fixed Charges

Year ended December 31, ($ in millions)	2008(a)	2007(a)	2006(a)	2005(a)	2004(a)
Earnings
Consolidated net income (loss)	$1,846	$(2,418)	$2,007	$2,185	$2,793
Income tax (benefit) expense	(18)	345	74	1,149	1,311
Equity-method investee distribution	111	65	651	283	259
Equity-method investee earnings (losses)	533	5	(512)	(142)	(169)
Minority interest expense	1	2	(9)	(57)	2
Consolidated income (loss) before income taxes, minority interest, and income or loss from equity investees	2,473	(2,001)	2,211	3,418	4,196
Fixed charges	11,834	14,772	15,571	12,662	9,602
Earnings available for fixed charges	14,307	12,771	17,782	16,080	13,798
Fixed charges
Interest, discount, and issuance expense on debt	11,772	14,701	15,499	12,596	9,539
Portion of rentals representative of the interest factor	62	71	72	66	63
Total fixed charges	$11,834	$14,772	$15,571	$12,662	$9,602
Preferred dividend requirements	—	192	22	—	—
Total fixed charges and preferred dividend requirements	11,834	14,964	15,593	12,662	9,602
Ratio of earnings to fixed charges (b)	1.21	0.86	1.14	1.27	1.44
Ratio of earnings to fixed charges and preferred dividend requirements (c)	1.21	0.85	1.14	1.27	1.44

(a)	During the three months ended September 30, 2009, we committed to sell the U.S. consumer property and casualty insurance businesses of our Insurance operations and certain operations of our International Automotive Finance operations. We report these businesses separately as discontinued operations in the Consolidated Financial Statements. See Note 28 to the Consolidated Financial Statements for further discussion of our discontinued operations. All reported periods of the calculation of the ratio of earnings to fixed charges exclude discontinued operations.
(b)	The ratio calculation indicates a less than one-to-one coverage for the year ended December 31, 2007. Earnings available for fixed charges for the year ended December 31, 2007, was inadequate to cover total fixed charges. The deficient amount for the ratio was $2,001 million.
(c)	The ratio calculation indicates a less than one-to-one coverage for the year ended December 31, 2007. Earnings available for fixed charges and preferred dividend requirements for the year ended December 31, 2007, was inadequate to cover total fixed charges. The deficient amount for the ratio was $2,193 million.